QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2009, relating to the consolidated financial statements of FPL Group, Inc. and subsidiaries (FPL Group) and Florida Power & Light Company and subsidiaries (FPL) and the effectiveness of FPL Group's and FPL's internal control over financial reporting, appearing in the Annual Report on Form 10-K of FPL Group and FPL for the year ended December 31, 2008, and to the reference to us under the heading "Experts" in each Prospectus, which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP

Miami, Florida
July 30, 2009

QuickLinks

  Exhibit 23(a)